Exhibit 99.17

REGISTRATION RIGHTS AGREEMENT

Registration Rights Agreement (this “Agreement”), dated as of December 22, 2010 among Repsol YPF, S.A., a Spanish company (the “Vendor”) and Capital International, Inc. (“Capital International”), acting as representative of the several purchasers named in Exhibit A hereto (each, a “Purchaser” and, collectively, the “Purchasers”).

Whereas, YPF Sociedad Anónima, an Argentine company (the “Company”) has established, with The Bank of New York Mellon, as depositary (the “Depositary”), an American depositary receipt program (such program and any successor or replacement program, the “ADR Program”) pursuant to the Amended and Restated Deposit Agreement dated as of November 13, 2009 among the Company, the Depositary and the holders from time to time of the American depositary shares issued thereunder (the “ADR Deposit Agreement”);

Whereas, on this date, and simultaneously with the signing of this Agreement, the Vendor and the Purchasers have entered into a Stock Purchase Agreement, pursuant to which the Purchasers will buy from the Vendor an aggregate number of 6,410,257 American depositary shares of the Company (the “ADSs”), each of which represents one Class D Share of the Company, par value 10 pesos per share (a “Share” and, collectively, the “Shares”), pursuant to and in accordance with the terms set forth in such agreement;

Whereas, the Vendor and the Purchasers have agreed to enter into a Put Option Agreement pursuant to which the Purchasers may under certain circumstances sell part of the ADSs to the Vendor, pursuant to and in accordance with the terms set forth in such agreement.

Whereas, the ADSs are represented by American depositary receipts issued by the Depositary and bearing the legend set forth in Section 2.02 of the Stock Purchase Agreement (each a “Restricted ADR”);

Whereas, the Company has unrestricted American depositary shares, each representing one Share issued under the ADR Deposit Agreement (the “Unrestricted ADRs”) which are listed on the New York Stock Exchange and the Shares are authorized for public offering in Argentina and are listed on the Buenos Aires Stock Exchange;

Whereas, in order to induce the Purchasers to enter into the Stock Purchase Agreement, the Vendor has agreed to provide the Purchasers with the rights set forth in this Agreement;

Now, Therefore, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.  Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Additional Amounts” shall have the meaning set forth in Section 9(m) hereof.

“ADR Program” shall have the meaning set forth in the introductory clauses hereof.

“Advice” shall have the meaning set forth in Section 4 hereof.

“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person.  For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Authorized Agent” shall have the meaning set forth in Section 9(l) hereof.

“Business Day” means any day that is not a Saturday, a Sunday or a legal holiday on which banking institutions in the State of New York, Madrid or Buenos Aires are not required to be open.

“Capital Stock” means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock issued by such person, including each class of common stock and preferred stock of such person and any depositary receipts evidencing Capital Stock.

“Company” shall have the meaning set forth in the introductory clauses hereof.

“Delay Period” shall have the meaning set forth in Section 2(d) hereof.

“Depositary” shall have the meaning set forth in the introductory clauses hereof.

“Effectiveness Period” shall have the meaning set forth in Section 2(c) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“FINRA” shall have the meaning set forth in Section 4(i) hereof.

“Interruption Period” shall have the meaning set forth in Section 4 hereof.

“indemnified party” shall have the meaning set forth in Section 6(c) hereof.

“indemnifying party” shall have the meaning set forth in Section 6(c) hereof.

“Liquidated Damages Amount” shall mean, as of the relevant date of determination, an amount payable per Registrable Share outstanding equal to the closing New York Stock Exchange price of an ADS as of such date of determination multiplied by the number of days during which a Default has occurred and is continuing multiplied by 0.05, and divided by 365, except that in the case of a Default under Section 7(iii), such amount shall be calculated only with respect to the Registrable Shares as to which such Default has occurred.

“Losses” shall have the meaning set forth in Section 6(a) hereof.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Prospectus” means the prospectus included in any registration statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A or 430B), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Shares covered by such registration statement and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Purchaser(s)” shall have the meaning set forth in the introductory clauses hereof.

“Registrable Shares” means any ADSs owned by the Purchasers, unless (i) they have been effectively registered under Section 5 of the Securities Act and disposed of pursuant to an effective Registration Statement or (ii) such securities may be freely transferred without registration under the Securities Act (as determined by an opinion (addressed to a Purchaser and the Depositary) of nationally recognized U.S. counsel to the Company, which counsel must also be reasonably satisfactory to such Purchaser).  In addition, a Purchaser’s ADSs shall cease to constitute Registrable Shares if all of the its ADSs may be sold under Rule 144 during any 90-day period (as determined by an opinion (addressed to such Purchaser and the Depositary) of nationally recognized U.S. counsel to the Company, which counsel must also be reasonably satisfactory to the Purchaser). Registrable Shares shall not include any securities owned by the Company or any of its subsidiaries.

“Default” shall have the meaning set forth in Section 7 hereof.

“Registration Statement” means a registration statement under the Securities Act filed by the Company that registers the transfer of any of the ADSs pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.  The term “Registration Statement” shall also include any registration statement filed pursuant to Rule 462(b) to register additional securities in connection with any offering.

“Restricted ADSs” shall have the meaning set forth in the introductory clauses hereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Vendor” shall have the meaning set forth in the introductory clauses hereof.

              “underwritten registration” or “underwritten offering” means a registration under the Securities Act in which securities of the Company are sold to an underwriter for reoffering to the public.

“Unrestricted ADSs” shall have the meaning set forth in the introductory clauses hereof.

Section 2.  Mandatory Registration and Effectiveness of Registration Statement and Sales under Registration Statement.  (a) The Vendor shall, in its capacity as a shareholder of the Company, cause the Company to, no later than February 17, 2011 (the “Filing Deadline”), prepare and file with the SEC a Registration Statement covering the ADSs and underlying Shares, subject to receipt of the necessary information from the Purchasers in accordance with Section 4 hereof and shall ensure that (i) the Registration Statement and any amendment thereto and any Prospectus forming a part thereof and any amendment or supplement thereto comply in all material respects with the Securities Act and the rules and regulations thereunder, (ii) the Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) any Prospectus forming a part of the Registration Statement, and any amendment or supplement to such Prospectus, does not as of its respective date include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)  The Vendor shall, in its capacity as a shareholder of the Company, cause the Company to use commercially reasonable efforts to cause the Registration Statement to be declared effective as promptly as practicable, and in any event no later than (i) 15 days after the Filing Deadline if the staff of the SEC determines not to review the Registration Statement and grants a timely request by the Company for acceleration of the effectiveness of the Registration Statement and (ii) 150 days after the Filing Deadline if the staff of the SEC reviews the Registration Statement or fails to timely approve such request.

(c)  Subject to clauses (d) and (e) below and Section 4(a), the Vendor shall, in its capacity as a shareholder of the Company, cause the Company to use commercially reasonable efforts to keep the Registration Statement continuously effective and usable for the resale of the Registrable Shares covered thereby in accordance with the intended method or methods of disposition described therein until such date as (i) there are no Registrable Shares outstanding, or (ii) all of the Registrable Shares covered by such Registration Statement (A) have been sold pursuant to such Registration Statement or (B) may be sold under Rule 144 and the legend set forth in Exhibit D hereto, or any similar legend, has been removed therefrom (such period of continuous effectiveness is hereinafter referred to as the “Effectiveness Period”).  The Vendor undertakes to cause such legend to be removed as soon as is legally permitted and reasonably practicable.

(d)  The Company shall be entitled to suspend the use of any effective Registration Statement under this Section 2, for a reasonable period of time, but not in excess of 30 days (a “Delay Period”), if the Board of Directors of the Company or, if applicable, of the Vendor, (i) determines that in such Board of Directors’ reasonable judgment and good faith, the registration and distribution of the Registrable Shares covered or to be covered by such Registration Statement would materially interfere with any pending material financing, acquisition or corporate reorganization or other material corporate development involving the Company or any of its material subsidiaries or affiliates or would require or result in premature disclosure thereof or would interfere with or require premature disclosure of any public offering by the Vendor of the Company’s Shares, and (ii) gives the Purchasers written notice of such determination at least one Business Day in advance of the commencement of such Delay Period to the extent that it is reasonably possible to do so, provided, however, that (i) the aggregate number of days included in all Delay Periods during any consecutive 12 months shall not exceed 60 days and (ii) a period of at least 60 days shall elapse between the termination of any Delay Period and the commencement of the immediately succeeding Delay Period.  The Vendor shall cause the Company not to initiate or continue a Delay Period unless the Company shall (A) concurrently prohibit sales by all other security holders under registration statements covering securities held by such other security holders; and (B) in accordance with the Company’s policies from time to time in effect, if any, forbid purchases and sales in the open market by senior executives of the Company.

(e)  Notwithstanding anything contained in this Agreement, the Company shall be entitled to suspend the use of any effective Registration Statement in connection with any acquisition or similar transaction by the Company or any of its Affiliates that requires the inclusion of separate financial statements and/or pro forma financial statements in the Registration Statement for so long as is reasonably necessary to prepare such statements.

(f)  Each of the Purchasers shall give written notice to the Company and Vendor, informing them of its intention to sell Registrable Shares under the Registration Statement and any resale of Registrable Shares under the Registration

Statement shall not commence until at least three Business Days after receipt of such notice by the Company and Vendor. For the purposes of this Section 2(f), such notice of intention to sell shall remain effective until the earlier of (i) receipt by the Purchasers of a notice of a Delay Period pursuant to Section 2(d), (ii) receipt by the Purchasers of a notice of an Interruption Period pursuant to Section 4 and (iii) the commencement of the period described in Section 2(e).

Section 3.  Argentine Registration.  The Vendor shall, in its capacity as a shareholder of the Company, cause the Company to use commercially reasonable efforts to keep the Company’s Shares authorized for public offering with the Argentine Comisión Nacional de Valores and listed with the Buenos Aires Stock Exchange.  The Company will be entitled to require the Purchasers or the underwriter participating in any offering hereunder to suspend such public offering of the Company’s Shares during a Delay Period; provided that the Vendor shall procure that the conditions set forth in Section 2(d) are met during the period set forth in Section 2(e).

Section 4.  Procedures and Further Agreements.  In connection with the registration obligations set forth in Section 2 hereof (and subject to Section 2) and for so long as there are any Registrable Shares (except as provided for in Section 9(a)), the Vendor shall, in its capacity as a shareholder of the Company, cause the Company to:

(a)
prepare and file with the SEC such amendments (including post-effective amendments) to the Registration Statement, and such supplements to the related Prospectus, as may be required by the rules, regulations or instructions applicable to the Securities Act during the applicable period in accordance with the intended methods of disposition specified by the Purchasers, make generally available earnings statements satisfying the provisions of Section 11(a) of the Securities Act (provided that the Company shall be deemed to have complied with this clause (a) if it has complied with Rule 158 under the Securities Act), and cause the related Prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act;

(b)
notify the Purchasers promptly and (if requested in writing) confirm such notice in writing, (i) when any Prospectus supplement or post-effective amendment has been filed, and, with respect to the Registration Statement and any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to the Registration Statement or the related Prospectus or for additional information regarding the Purchasers, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose of which the

Company has received notice, and (v) of the happening of any event that requires the making of any changes in the Registration Statement, Prospectus or documents incorporated or deemed to be incorporated therein by reference so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(c)
use commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of the Registration Statement or the qualification or exemption from qualification of any Registrable Shares for sale in any jurisdiction in the United States, and to obtain the lifting or withdrawal of any such order at the earliest practicable time;

(d)
if requested in writing by a Purchaser, furnish to such Purchaser, counsel for such Purchaser without charge, one conformed copy of the Registration Statement, as declared effective by the SEC, and of each post-effective amendment thereto, in each case including financial statements and schedules and all exhibits and reports incorporated or deemed to be incorporated therein by reference; and deliver, without charge, such number of copies of the preliminary prospectus, any amended preliminary prospectus, each final Prospectus and any post-effective amendment or supplement thereto, as such Purchaser may reasonably request in order to facilitate the disposition of the Registrable Shares covered by such Registration Statement in conformity with the requirements of the Securities Act, provided that the Vendor shall have no obligation to cause the Company to provide any document pursuant to this clause (d) that is available on the SEC’s EDGAR system;

(e)
prior to any public offering of Registrable Shares covered by the Registration Statement, use commercially reasonable efforts to register or qualify such Registrable Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions in the United States as the Purchasers shall reasonably request in writing; provided, however, that the Vendor shall in no event be required to cause the Company to qualify generally to do business as a foreign corporation or as a dealer in any jurisdiction where it is not at the time so qualified or to execute or file a general consent to service of process in any such jurisdiction or to take any action that would subject it to general service of process or taxation in any such jurisdiction where it is not then subject;

(f)
upon the occurrence of any event contemplated by paragraph 4(b)(v) above, prepare a supplement or post-effective amendment to, or an Exchange Act filing incorporated by reference into, the Registration Statement or the related Prospectus or any document incorporated or deemed to be incorporated therein by reference and file any other required document so that, as thereafter delivered (or made available by filing with the SEC) to the purchasers of the Registrable Shares being sold thereunder (including upon the termination of any Delay Period), such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(g)	use commercially reasonable efforts to maintain the ADR Program until the expiration of this Agreement;

(h)
use commercially reasonable efforts to cause (i) all Shares and Unrestricted ADRs to continue to be listed on The New York Stock Exchange (including seeking to cure in the Company’s listing or inclusion application any deficiencies cited by the exchange or market), and (ii) all Shares to continue to be listed on the Buenos Aires Stock Exchange and any other stock exchange upon which the Company has Shares listed;

(i)	cooperate and assist in any filings required to be made with the Financial Industry Regulatory Authority (“FINRA”);

(j)
 include such information regarding the plan of distribution (substantially in the form of Exhibit C attached hereto) of the Registrable Shares in any Registration Statement and Prospectus as the Purchasers may reasonably request;

(k)	cause to be maintained a registrar and transfer agent for all Registrable Shares covered by any Registration Statement; and

(l)	remove the restrictive legend set forth in Exhibit D from the Restricted ADR to the extent required pursuant to Section 4A.

The Company may require the Purchasers to furnish such information, within ten Business Days of any such request, regarding the Purchasers and the Purchasers’ intended method of disposition of such Registrable Shares as it may from time to time reasonably request in writing.  If any of the Purchasers fails to furnish such information within ten Business Days after receipt of such request, notwithstanding anything to the contrary in this Agreement the Company may withdraw (or refuse to file, if applicable) the Registration Statement.

Each of the Purchasers agrees that, upon receipt by each such Purchaser of any notice from the Company of the happening of any event of the kind described in Section 4(b)(ii), 4(b)(iii), 4(b)(iv) or 4(b)(v) hereof, which notice the Vendor shall cause the Company to deliver at least one Business Day in advance of the commencement of an Interruption Period (as defined herein) to the extent that it is reasonably possible to do so, it shall discontinue disposition of any Registrable Shares covered by such Registration Statement or the related Prospectus until receipt of the copies of the supplemented or amended Prospectus contemplated by Section 4(f) hereof, or until such Purchaser is advised in writing (the “Advice”), by the Company that the use of the applicable Prospectus may be resumed, and has received copies of any amended or supplemented Prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such Prospectus (such period during which disposition is discontinued being an “Interruption Period”) and, if requested by the Company, such Purchaser shall deliver to the Company all copies then in its possession, other than permanent file copies then in the Purchaser’s possession, of the Prospectus covering such Registrable Shares at the time of receipt of such request.

Each of the Purchasers further agrees not to utilize any material other than the applicable current preliminary prospectus or Prospectus in connection with the offering of such Registrable Shares.

Section 4A.  Restrictive Legend.   The legend set forth in Exhibit D shall be removed from the Restricted ADR upon which it is stamped or the Restricted ADR shall be cancelled and replaced with an Unrestricted ADR credited to the applicable balance account at the Depository Trust Company (“DTC”), to the extent (i) the ADSs are resold pursuant to an effective Registration Statement registering the ADSs for resale, (ii) such ADSs are sold or transferred pursuant to Rule 144 (if the transferee is not an affiliate of the Company), or (iii) such ADSs may be resold without restriction under Rule 144, provided that satisfaction of conditions (ii) and (iii) must be established by the opinion of counsel reasonably satisfactory to the Vendor, including, without limitation any opinion delivered in satisfaction of clause (ii) of the definition of Registrable Shares.  The Vendor will cause the Company, no later than five (5) trading days following the delivery by a Purchaser to the Company or the transfer agent (with notice to the Company) of a Restricted ADR representing such ADSs (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer) and an opinion of counsel to the extent required by this Section, (such fifth trading day, the “Legend Removal Date”) deliver or cause to be delivered to or upon the order of such Purchaser Unrestricted ADRs representing such ADSs.  Such Unrestricted ADRs may be transmitted by the transfer agent to the Purchaser by crediting the account of the Purchaser’s prime broker with DTC as directed by such Purchaser.

              Section 5.  Registration Expenses.  (a)  The Vendor shall reimburse the Company all costs, fees and expenses solely incident to the Company’s performance of or compliance with this Agreement (as described in Section 5(b) below) incurred by the Company, provided that the Vendor shall not be required to reimburse the Company for any such costs, fees and expenses unless the Company has documented, to the Vendor’s reasonable satisfaction, that such costs, fees and expenses are solely attributable to the Company’s performance of this Agreement. For the avoidance of doubt, the Vendor shall not be obligated hereunder to pay any amount to the Company in respect of (i) any Liquidated Damages Amount or (ii) any indemnity or contribution under Section 6 hereof.

(b)  The costs, fees and expenses incident to the Company’s performance of or compliance with this Agreement include, without limitation (i) all registration and filing fees, including FINRA filing fees, (ii) all fees and expenses of compliance with securities or Blue Sky laws of the United States and states therein, including reasonable and documented fees and disbursements of local and special counsel in connection therewith, (iii) printing expenses (including expenses of printing certificates for Registrable Shares, if any), (iv) messenger, telephone and delivery expenses, (v) fees and disbursements of local and special counsel for the Company, (vi) fees and disbursements of all independent certified public accountants of the Company and all other persons retained by the Company in connection with such Registration Statement, (vii) all fees and expenses payable in connection with the Company maintaining the authorization for public offering in Argentina of the Shares, and the listing of such shares on the Buenos Aires Stock Exchange and any other stock exchange upon which the Company has Shares listed and (viii) all other reasonable costs, fees and expenses incurred by the Company as a result of its performance or compliance with this Agreement.

(c)  The fees and expenses of any persons retained by Capital International or any of the Purchasers, and any discounts, commissions or brokers’ fees or fees of similar securities industry professionals and any transfer taxes relating to the disposition of the Registrable Shares by the Purchasers, will be payable by Capital International or each such Purchaser and none of the Company or the Vendor will have any obligation to pay any such amounts.

Section 6.  Indemnification.   (a)  Indemnification by the Company.  The Vendor shall cause the Company, without limitation as to time, to agree to indemnify and hold harmless, to the full extent permitted by law, the Purchasers, the officers, directors and agents and employees of each of the Purchasers, each Person who controls the Purchasers (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling person, to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, judgments, costs (including, without limitation, reasonable costs of investigation or preparation and reasonable attorneys’ fees) and expenses (collectively, “Losses”) incurred by or with respect to each Purchaser in its capacity as a seller of Registrable Shares pursuant to the Registration Statement or Prospectus, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement or Prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or in the case of any prospectus or form of prospectus or amendment or supplement thereto, arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading, except (i) insofar as the same are based upon information furnished in writing to the Company by or on behalf of such Purchaser or Capital International expressly for use therein, (ii) in the case of an Interruption Period, the use by a Purchaser of an outdated or defective Prospectus until receipt of the copies of the supplemented or amended Prospectus contemplated by Section 4(f) hereof, or until such Purchaser receives Advice from the Company that the use of the applicable Prospectus may be resumed or (iii) to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission in a Registration

Statement or Prospectus, if such untrue statement or alleged untrue statement, omission or alleged omission is corrected in an amendment or supplement to the Registration Statement or the Prospectus that is delivered or made available to a Purchaser and such Purchaser thereafter fails to deliver or make available such Registration Statement or Prospectus as so amended or supplemented prior to or concurrently with the sale of the Registrable Shares to the person asserting such Losses; provided, however, that the indemnity agreement contained in this Section 6(a) shall not apply to any amount paid in settlement of any Losses if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld. In the event the Company does not enter into an agreement to so indemnify and hold harmless, the Vendor shall so indemnify and hold harmless.

(b)  Indemnification by a Purchaser pursuant to this Agreement.  In connection with any Registration Statement under which the Purchasers are offering Registrable Shares pursuant to this Agreement, each of the Purchasers shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with such Registration Statement or the related Prospectus and each of the Purchasers agrees to indemnify and hold harmless, to the full extent permitted by law, the Company, its directors, officers, agents or employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and the directors, officers, agents or employees of such controlling Persons, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement or the related Prospectus or any amendment or supplement thereto, or any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus or form of prospectus or amendment or supplement thereto, in light of the circumstances in which there were made), to the extent, but only to the extent, that such untrue or alleged untrue statement or omission or alleged omission is based upon information so furnished in writing by or on behalf of such Purchaser to the Company expressly for use in such Registration Statement or Prospectus or in any amendment or supplement thereto or in any preliminary prospectus.  The Company shall be entitled to receive customary indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution of such Registrable Shares with respect to information furnished in writing by such persons expressly for use in such Registration Statement or Prospectus.

(c)  Conduct of Indemnification Proceedings.  If any Person shall be entitled to indemnity hereunder (an “indemnified party”), such indemnified party shall give prompt written notice to the party from which such indemnity is sought (the “indemnifying party”) of any claim or of the commencement of any proceeding (including any investigation by any governmental authority) with respect to which such indemnified party seeks indemnification or contribution pursuant hereto; provided, however, that the delay or failure to so notify the indemnifying party shall not relieve the indemnifying party from any obligation or liability except to the extent that the indemnifying party has been prejudiced by such delay or failure.  The indemnifying party shall have the right, exercisable by giving written notice to an indemnified party promptly after the receipt of written notice from such indemnified party of such claim or proceeding, to assume, at the indemnifying party’s expense, the defense of any such claim or proceeding, with counsel reasonably satisfactory to such indemnified party; provided, however, that (i) an indemnified party shall have the right to employ separate counsel in any such claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless:  (1) the indemnifying party agrees to pay such fees and expenses; (2) the indemnifying party fails promptly to assume the defense of such claim or proceeding or fails to employ counsel reasonably satisfactory to such indemnified party; or (3) the named parties to any proceeding (including impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it that are in addition to or are inconsistent with those available to the indemnifying party or that a conflict of interest is likely to exist among such indemnified party and any other indemnified parties (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party); and (ii) subject to clause (3) above, the indemnifying party shall not, in connection with any claim or proceeding or separate but substantially similar or related claim or proceedings in the same jurisdiction, arising out of the same general allegations of circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the indemnified parties.  Whether or not such defense is assumed by the indemnifying party, such indemnifying party shall not be subject to any liability for any settlement made without its written consent.  The indemnifying party shall not consent to entry of any judgment or enter into any settlement that (A) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release, in form and substance reasonably satisfactory to the indemnified party, from all liability in respect of such claim or litigation for which such indemnified party would be entitled to indemnification hereunder and (B) includes a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.

(e)  Contribution.  If the indemnification provided for in this Section 6 is applicable in accordance with its terms but is legally unavailable to an indemnified party in respect of any Losses, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations.  The relative fault of such indemnifying party, on the one hand, and indemnified party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission.  The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any investigation or proceeding.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6(e) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph.  Notwithstanding the provision of this Section 6(e), a Purchaser shall not be required to contribute any amount which is in excess of the amount by which the total proceeds received by such Purchaser from the sale of the Registrable Shares sold by such Purchaser (net of all underwriting discounts and commissions) exceeds the amount of any damages that it has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 7.  Damages.  If the Company (i) fails to keep continuously effective, supplemented and amended a Registration Statement pursuant to Section 2(c) hereof (except as provided for in Section 2(d) and 2(e) of this Agreement), (ii) fails to comply with the requirements of Section 8 of this Agreement, or (iii) fails to comply with the requirements of Section 4A (each such event a “Default”), then the Vendor shall pay or cause the Company to pay the Purchasers a penalty in cash in an aggregate amount equal to the Liquidated Damages Amount which shall be distributed pro rata, in proportion to the number of ADSs purchased by each Purchaser pursuant to the Stock Purchase Agreement.  Accrued liquidated damages, if any, shall be payable within 45 days of the first Default and every 90 days thereafter if such Default is continuing.  This obligation to pay liquidated damages will cease on the date that all Defaults have been cured and shall be the Company’s sole liability for breach of Section 2(c), Section 4(a) or Section 8 of this Agreement.

Section 8.  Rule 144 Information.  With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Shares to the public without registration, the Vendor agrees to cause the Company to use commercially reasonable efforts to:

(a)           Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times that the Company is subject to the reporting requirements of the Securities Act or the Exchange Act, and for so long as the Company remains subject to the periodic reporting requirements under Section 13 or 15(d) of the Exchange Act.

(b)           Use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements).

(c)           Furnish to a Purchaser upon its request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Securities Act and the Securities Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information as such Purchaser may reasonably request in availing itself of any rule or regulation of the SEC allowing the Purchaser to sell any such securities without registration, provided that the Vendor shall have no obligation to cause the Company to provide any document that is available on the SEC’s EDGAR system.

Section 9.  Miscellaneous.  (a)  Termination.  This Agreement and the obligations of the Vendor and the Purchasers hereunder (other than Section 6 hereof and other than pursuant to the following sentence) shall terminate on the earlier of the first date on which (i) no Registrable Shares remain outstanding,  or (ii) eighteen months after the Closing (as defined in Section 2.02 of the Stock Purchase Agreement).

(b)  Notices.  All notices or communications hereunder shall be in writing (including telecopy or similar writing), addressed as follows:

(i)                To the Company:

YPF Sociedad Anónima
Macacha Güemes 515
C1106BKK Ciudad Autónoma de Buenos Aires, Argentina
Att:  Chief Financial Officer
Facsimile No.:  + 54 11 544 21 13

With a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Att:  Nicholas A. Kronfeld
Facsimile No.: + 1 (212) 450-5950

(ii)              To the Vendor:

Repsol YPF S.A.
Paseo de la Castellana 278-280
28046 Madrid (Spain)
Att: Corporate Director Finance
Facsimile No.: + 34 90 255 51 34

With copies (which shall not constitute notice) to:

Repsol YPF S.A.

Paseo de la Castellana 278-280
28046 Madrid (Spain)
Att: Corporate Director Legal Services
Facsimile No.: + 34 91 348 40 86

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Att:  Nicholas A. Kronfeld
Facsimile No.: + 1 (212) 450-5950

(iv)              To the Purchasers:

Capital International, Inc.
333 South Hope Street
Los Angeles, CA 90071
Attn:  Legal
Facsimile No.: + 1-213-486-9034

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, (ii) upon transmission, if sent by confirmed telecopier, (iii) one Business Day after being deposited with a next-day courier, postage prepaid, or (iv) three Business Days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address or to such other telecopier number as such party may designate in writing from time to time).

(c)  Separability.  If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

(d)  Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, devisees, legatees, legal representatives, successors and assigns.  The rights to cause the Vendor to cause the Company to register Registrable Shares pursuant to Sections 2 and 3 may be assigned in connection with any transfer or assignment by a Purchaser of Registrable Shares, provided that such transfer may otherwise be effected in accordance with applicable securities laws and provided further that the Vendor at its sole discretion consents in writing to such transfer.

(e)  Entire Agreement.  This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

(f)  Amendments and Waivers.  Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of the Vendor and the Purchasers.

(g)  Publicity.  No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other parties, except to the extent that such party is advised by counsel that such release or announcement is necessary or advisable under applicable law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall to the extent practicable provide the other parties with an opportunity to review and comment on such release or announcement in advance of its issuance.

(h)  Expenses.  Whether or not the transactions contemplated hereby are consummated, except as otherwise provided herein, all costs and expenses incurred in connection with the execution of this Agreement shall be paid by the party incurring such costs or expenses.

(i)  Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(j)  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to each other party.

(k)  Governing Law.  THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED, AND DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(l)  Authorized Agent.  The Vendor agrees that any suit, action or proceeding against them brought by any of the Purchasers, the directors, officers, employees and agents of any of the Purchasers, or by any person who controls a Purchaser, arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.  The Vendor hereby appoints CT Corporation System, 111 8th Avenue, New York, NY 10016, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein that may be instituted in any State or U.S. federal court in The City of New York and County of New York, by a Purchaser, the directors, officers, employees, Affiliates and agents of such Purchaser, or by any person who controls such Purchaser, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding.  The Vendor hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and it agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid.  Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Vendor.

(m)  Additional Amounts.  All fees, payments, expense reimbursements and other amounts of any kind whatsoever required to be paid by the Vendor, or that the Vendor may be required to cause the Company to pay, pursuant to this Agreement shall be made free and clear of and without withholding or deduction for, or on account of, any taxes, duties, assessments, or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Argentina in the case of the Company and Spain in the case of the Vendor or any other political subdivision thereof, or any authority or agency thereof or therein having power to levy the same in the relevant jurisdiction, unless such withholding or deduction is required by law or by the official, judicial or administrative interpretation thereof.  In such event, the Vendor will pay, or will cause the Company to pay, as applicable, such additional amounts (the “Additional Amounts”) as will result in the receipt by a Purchaser or such other party of such amounts as would have been received in respect of any such fees, payments, expense reimbursements and other amounts had no such taxes, duties, assessments or governmental charges been required to be withheld or deducted.

(n)  Currency.  Each reference in this Agreement to U.S. dollars  (the “relevant currency”), including by use of the symbol “$”, is of the essence.  To the fullest extent permitted by law, the obligation in respect of any amount due under this Agreement will, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the party entitled to receive such payment may, in accordance with its normal procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such party receives such payment.  If the amount in the relevant currency that may be so purchased for any reason falls short of the amount originally due, the Vendor will pay, or will cause the Company to pay, as applicable, such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall.  Any obligation not discharged by such payment will, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, will continue in full force and effect.

(o)  Waiver of Immunity.  To the extent that the Vendor has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding,

from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Vendor hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement.

(p)  Calculation of Time Periods.  Except as otherwise indicated, all periods of time referred to herein shall include all Saturdays, Sundays and holidays; provided, however, that if the date to perform the act or give any notice with respect to this Agreement shall fall on a day other than a Business Day, such act or notice may be timely performed or given if performed or given on the next succeeding Business Day.

(q)  Other Registration Rights Agreements. The Vendor has entered into a Registration Rights Agreement with other investors in connection with the purchase of American depositary shares of the Company by such investors contemporaneously herewith and such other Registration Rights Agreement provides for the registration of such American depositary shares and the underlying Class D shares of the Company.   The Vendor represents and warrants that it has provided the Purchasers with a true copy of such other Registration Rights Agreement (with the identity of the other investors redacted).

In Witness Whereof, the parties hereto have executed this Agreement as of the date and year first written above.

Repsol YPF, S.A.

By:	/s/ Fernando Ramírez Mazarredo
Name: Fernando Ramírez Mazarredo
Title: Chief Financial Officer

THE PARTIES LISTED ON EXHIBIT A HERETO
By:	Capital International, Inc.

By:	/s/ Mark E. Brubaker
Name: Mark E. Brubaker
Title: Senior Vice President

Exhibit A

Capital Guardian Emerging Markets Equity Master Fund
Capital Guardian Emerging Markets Equity DC Master Fund
Capital International Emerging Markets Fund
Capital Guardian Emerging Markets Equity Fund for Tax-Exempt Trusts
Emerging Markets Growth Fund, Inc.
Capital Guardian Emerging Markets Restricted Equity Fund for Tax-Exempt Trusts
Capital International Emerging Markets Total Opportunities
Capital Guardian Emerging Markets Total Opportunities Master Fund
Capital Guardian Emerging Markets Total Opportunities Fund for Tax-Exempt Trusts

Exhibit B

Put Option Agreement

[Filed as Exhibits 99.8, 99.9, 99.10, 99.11, 99.12, 99.13, 99.14, 99.15 and 99.16]

Exhibit C

Plan of Distribution

The selling security holders and their successors, which term includes their transferees, pledgees or donees or their successors may sell the YPF ADSs directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers.  These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The YPF ADSs may be sold in one or more transactions at:

•      fixed prices;

•      prevailing market prices at the time of sale;

•      prices related to the prevailing market prices;

•      varying prices determined at the time of sale; or

•      negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the YPF ADSs may be listed or quoted at the time of sale, including the NYSE;

•      in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the YPF ADSs as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the settlement of short sales;

•	sales pursuant to Rule 144;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

As set out above, these transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

Brokers or dealers engaged by the selling security holders may arrange for other broker-dealers to participate in selling ADRs.  Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchases of ADRs, from the purchaser) in amounts to be negotiated.

In connection with the sale of the YPF ADSs or otherwise, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of YPF ADSs in the course of hedging the positions they assume with selling security holders.  The selling security holders may also sell the YPF ADSs short and deliver these securities to close out such short positions, or loan or pledge the YPF ADSs to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling security holders from the sale of the YPF ADSs offered by them hereby will be the purchase price of the YPF ADSs less discounts and commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of YPF ADSs to be made directly or through agents. We will not receive any of the proceeds from the sale of the YPF ADSs.

In order to comply with the securities laws of some states, if applicable, the YPF ADSs may be sold in these jurisdictions only through registered or licensed brokers or dealers.

Profits on the sale of the YPF ADSs by selling security holders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling security holders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling security holders may be deemed to be “underwriters,” they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The selling security holders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling security holders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling security holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

To our knowledge, there are currently no plans, arrangements or understandings between any selling security holder and any underwriter, broker-dealer or agent regarding the sale of the YPF ADSs by the selling security holders.

A selling security holder may decide not to sell any YPF ADSs described in this prospectus.  Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling security holder may transfer, devise or gift the YPF ADSs by other means not described in this prospectus.

With respect to a particular offering of the YPF ADSs, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

•      the specific YPF ADSs to be offered and sold;

•      the names of the selling security holders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•      the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting, compensation from the selling security holders.

We entered into the registration rights agreements to facilitate the sale by Repsol YPF of our securities pursuant to the Stock Purchase Transactions and the Option described under “Selling Shareholders”. See “Selling Shareholders”. The registration rights agreements provide that the selling shareholders and we will indemnify each other and our and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the Shares, including in the form of ADSs, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. Repsol YPF will pay all of our expenses incidental to the registration, offering and sale of the Shares, including in the form of ADSs, to the public, and each selling shareholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

Exhibit D

NEITHER THE ADSs EVIDENCED HEREBY NOR THE SHARES UNDERLYING SUCH ADSs HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND NEITHER THE ADSs NOR THE SHARES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) PURSUANT TO A TRANSACTION THAT IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO REPSOL YPF S.A. IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES.  IN ADDITION, THE SHARES UNDERLYING THE ADSs EVIDENCED HEREBY MAY BE OFFERED AND SOLD IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT.